Exhibit 10.06

AMENDMENTS TO THE
SCANA CORPORATION DIRECTOR COMPENSATION AND DEFERRAL PLAN

Pursuant to the authority granted to the officers of SCANA Corporation by a Resolution of the Board of Directors of SCANA Corporation adopted on November 1, 2006, the following amendments shall be included in the working copy of the SCANA Corporation Director Compensation and Deferral Plan (the “Plan”) as follows effective November 1, 2006 (with new language bolded and underlined, deletions struck-through):

1.	Section 8.1 is amended to read as follows:

8.1
Accelerated Distributions Upon Change in Control. Notwithstanding anything in this Plan to the contrary, upon the occurrence of a Change in Control where there has not been a termination of the SCANA Corporation Key Employee Severance Benefits Plan prior thereto, the amounts (or remaining amounts) credited to each Participant’s DCD Ledger under this Plan as of the date of such Change in Control (referred to as each Participant’s “DCD Benefit”) shall become immediately due and payable. All DCD Benefits payable under this Section 8.1 shall be paid to each Participant (and his or her Beneficiary) in the form of a single lump sum cash payment~~, together with an amount (the “Gross-Up Payment”) such that the net amount retained by each Participant after deduction of any excise tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) on such benefits (the “Excise Tax”) and any Federal, state, and local income tax and Excise Tax upon the DCD Benefit and the Gross-Up Payment provided for by this Section 8 shall be equal to the value of the Participant’s DCD Benefit~~. Such payment shall be made by the Company (or to the extent assets are transferred to the SCANA Corporation Director Compensation Trust by the trustee of such trust in accordance with the trust’s terms) to the Participant (or his or her Beneficiary) as soon as practicable following the Change in Control, but in no event later than the date specified by the terms of the SCANA Corporation Director Compensation Trust. In all events, if the SCANA Corporation Key Employee Severance Benefits Plan was terminated prior to such Change in Control, then the provisions of this Section shall not apply and Participants’ benefits shall be determined and paid under the otherwise applicable provisions of the Plan.

2.	Sections 8.2 and 8.3 are deleted in their entirety, and the remaining Sections and internal cross-references are re-numbered accordingly.

IN WITNESS WHEREOF, the Company has caused this SCANA Corporation Director Compensation and Deferral Plan to be amended by its duly authorized officer to be effective as of November 1, 2006.

SCANA Corporation

By: /s/William B. Timmerman
William B. Timmerman

Title: Chairman, President and Chief Executive Officer

ATTEST:

/s/Lynn M. Williams
Secretary